BROKERAGE AGREEMENT

1. Definitions

1.1	Principal:	VasoActive Pharmaceuticals, INC. 99 Rosewood Avenue (Suite 260) Danvers, MA -1923

1.2	Broker:	Ferolie Corporation d/b/a “EASTERN SALES & MARKETING” 2 Van Riper Road, POB 409 Montvale, NJ 07645 Tax ID (EIN) #13-1657344

1.3	Territory:	Continental United States (all markets)

1.4	Customers:	All classes of retail trade (e.g., grocery, drug, mass merchandise club, convenience, specialty) (Wal Mart, direct response, professional and Internet, are excluded)

1.5	Products:	All products of Principal offered for sale in the Territory

1.6	Commission Rate:	5%

1.7	Effective Date:	August 1, 2005

2.  Appointment of Broker

2.1  The Principal hereby appoints the Broker, effective as of the Effective Date, as the Principal's exclusive agent to sell the Products in the Territory. The Broker hereby accepts the appointment.

2.2  The Broker agrees to work the Territory thoroughly, and to offer the Principal's unsold supply of Products for sale to the Customers, at frequent and regular intervals, at such prices and on such terms and conditions as the Principal shall authorize during the term of this agreement. The Broker will furnish such reports on market conditions as the Principal may from time to time reasonably request. The Principal authorizes the Broker to engage sub-agents in any portion(s) of the Territory and on such terms as the Broker may determine; the Broker shall be responsible to supervise any such sub-agents.

2.3  The Principal will pay the Broker a Commission equal to the Commission Rate applied to total "Net Invoiced Sales" of the Products in the Territory during the term of this agreement. As used in this agreement, "Net Invoiced Sales" means gross shipments, less any "off-invoice allowances" and "standard returns," as these terms are generally understood in the brokerage industry. The Commission will be paid monthly, on or before the 15th calendar day of the month, on all Products paid for during the preceding calendar month. Copies of all invoices must be sent to the Broker at the same time they are issued to Customers.

2.4  The initial term of this agreement shall be for one year, commencing as of the Effective Date. After the expiration of the initial term, this agreement shall continue in effect indefinitely, unless and until it is terminated by either party, with or without cause, upon 60 days prior written notice to the other party. The Broker will be paid the Commission on all Products ordered during the 60-day termination notice period.

3. Other Provisions

3.1 In the course of their respective business activities, the Principal and the Broker may develop trade secrets, confidential and proprietary information, know-how and data ("Information"). During the term of this agreement, either party may disclose such Information to the other party, and the receiving party agrees to hold all such Information in strict confidence, and will make no use whatsoever of such Information to develop, manufacture, distribute or provide products or services incorporating or resulting from such Information. The parties shall limit access to the Information furnished by the other party only to those of its employees who have a need to know such Information. The obligations of confidentiality imposed by this paragraph shall not apply to information that is or becomes available within the grocery or food industry or to the public other than by act or omission of the party to whom such information was furnished; or that is received by either party from an independent source not under an obligation of confidentiality to the other party; or that is shown by written documentation to have been previously known to the party releasing or using such information prior to disclosure to it by the party furnishing such information; or that the disclosure of which is consented to in writing by the party releasing such information; or that is disclosed by any party pursuant to a court order. The obligation of confidentiality imposed by this paragraph shall expire 3 years after the effective date of termination of this agreement, regardless of the reason for termination.

3.2  The Principal intends to license its trademarks and trade names to third parties, and hereby appoints the Broker as its non-exclusive agent to identify prospective licensees. In the event the Principal enters into a licensing, sponsorship or similar arrangement with a licensee introduced to the Principal by the Broker, the Principal will pay the Broker a finder's fee or royalty equal to the Commission Rate applied to the license or sponsorship fees or other consideration received by the Principal on account of such license, sponsorship or arrangement.

3.3  The Principal shall indemnify and hold harmless the Broker, its directors, officers and employees from and against any loss, action, claim, proceeding, liability or expense (including reasonable attorneys' fees) arising out of any act or omission of the Principal, its employees or agents, relative to the Products. This indemnity shall survive termination or cancellation of this agreement.

3.4  The laws of the State of New Jersey shall govern in any dispute arising out of or under this agreement, and the Principal hereby agrees to the jurisdiction of the courts of the State of New Jersey, and agrees to accept service of process by certified mail, return receipt requested, addressed to the Principal at its address above.

VasoActive Pharmaceuticals, INC.	FEROLIE CORPORATION

By: /s/ Joseph Fratteroli	By: /s/ Anthony J. Scudieri
Joseph Fratteroli, President	Anthony J. Scudieri, President